                    U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                 (Name of small business issuer in its charter)

     Texas                         42269                          73-1537206
   ----------           ------------------------------          ---------------
   (state of             (Primary Standard Industrial            (IRS Employer
 incorporation)           Classification Code Number)             I.D. Number)

                           414 East Loop 281, Suite 7
                               Longview, TX 75605
                                  800-522-7841
           ---------------------------------------------------------
            (Address and telephone number of registrant's principal
               executive offices and principal place of business)

                                   Don Hendon
                           414 East Loop 281, Suite 7
                               Longview, TX 75605
                                  800-522-7841
           ---------------------------------------------------------
           (Name, address and telephone number of agent for service)

                                   Copies to:
             Thomas J. Kenan, Esq., Fuller, Tubb, Pomeroy & Stokes
                     201 Robert S. Kerr Avenue, Suite 1000
                            Oklahoma City, OK 73102

         Approximate date of proposed sale to the public: As soon as practicable after the Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(c) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

==========================================================================================================================
        Title of                                             Proposed                  Proposed
       each class                                             maximum                   maximum
      of securities                  Amount                  offering                  aggregate                Amount of
          to be                       to be                    price                   offering               registration
       registered                  registered                per unit                    price                     fee
      -------------                ----------                --------                  ---------              ------------
      Common Stock                  4,321,000                $0.91(1)                  $3,932,110(1)          $1,038(1)
==========================================================================================================================

(1) These 4,321,000 shares are to be offered by 70 selling shareholders from time to time at fluctuating market prices. The registration fee for these shares is based on the average of a bid price of $0.81 and an ask price of $1.00 on July 17, 2000 on the OTC Bulletin Board. Reg. 230.457(c).

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission acting pursuant to said section 8(a) may determine.

                                                                     PROSPECTUS

                     SUMMIT ENVIRONMENTAL CORPORATION, INC.

                        4,321,000 SHARES OF COMMON STOCK

         4,321,000 shares of Common Stock are being offered by 70 selling security holders. None of the proceeds of sale will go to the company. All proceeds will go to the selling security holders and for the payment of their brokerage commissions. Two of the selling security holders are directors of Summit Environmental Corporation, and one of the selling security holders is a corporation under the control of a director of Summit Environmental Corporation.

         The selling security holders will offer the 4,321,000 shares from time to time in the over-the-counter market through brokers at fluctuating market prices. They may also offer the shares in negotiated transactions, through the writing of options on the securities, a combination of such methods of sale, or otherwise. Sales may be made at fixed prices which may be changed, at market prices prevailing at the time of sale, or at negotiated prices.


                           -------------------------

               Our Common Stock trades on the OTC Bulletin Board.
                         Its trading symbol is "SEVT".

                           -------------------------


THE PURCHASE OF THESE SHARES INVOLVES A HIGH DEGREE OF RISK. SEE "RISK FACTORS," BEGINNING ON PAGE 1.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this offering memorandum is truthful or complete. Any representation to the contrary is a criminal offense.


                     SUMMIT ENVIRONMENTAL CORPORATION, INC.
                           414 East Loop 281, Suite 7
                               Longview, TX 75605
                             Telephone 800-522-7841

                                 July __, 2000

                                    SUMMARY

         THE COMPANY. Our company, Summit Environmental Corporation, Inc., markets products manufactured for us by unaffiliated companies. We either own the patent and other intellectual property rights to our products, or we have licenses from the owners of the intellectual property rights to our products.

         Our principal product is a non-toxic, biodegradable fire suppressant, called FIREPOWER 911(TM) or FLAMEOUT(TM), depending on the strength of certain of the active ingredients in the product and on the intended usage of the fire suppressant.

         We also market several industrial cleaners, the principal one being ULTIMATE CLEAN 668(TM), a non-toxic, biodegradable turbine cleaner for use on jet engines.

         We have directed our efforts since December 1997

         o        to organizing and financing our company,

         o to clearing our products with governmental regulatory authorities and listing them with Underwriter Laboratories,

         o entering into strategic alliances with other marketing companies and into product approval contracts with retailers, and

         o        obtaining inventories of our products.

We are now poised to commence selling our products in significant commercial quantities. We believe our products are superior to those of our competitors and will be accepted by consumers of these types of products.

                                  RISK FACTORS

         The following principal factors make the offering described herein speculative and one of high risk. An investment in the shares offered herein should not be made by persons who cannot afford the loss of their entire investment.

         1. WE HAVE NO HISTORY OF PROFITABLE OPERATIONS.

            Our company is a development stage corporation. It was organized in late 1997 and is not yet operating at a profit. There can be, and is, no assurance that profitable operations can be achieved or, if achieved, maintained.

         2. IT IS LIKELY THAT TRADING IN OUR STOCK WILL BE VOLATILE AND
LIMITED.

            Our common stock is listed on the OTC Bulletin Board. It currently trades at less than $5 a share, which makes it a so-called "penny stock." This subjects broker-dealer firms to certain restrictions and a strict regimen if they recommend the stock to certain of their customers. Because of these restrictions, trading in the stock is likely inhibited and a shareholder's ability to resell the stock in the stock market could be limited, which itself could tend to further inhibit the creation of market interest in the stock and act as a depressant on its price in the stock market. See "Penny Stock Regulations."

         3. WE ENGAGE IN A SIGNIFICANT AMOUNT OF TRANSACTIONS WITH COMPANIES THAT ARE AFFILIATED WITH US.

            We are affiliated with Moonlighting Distribution Corporation ("Moonlighting"), a Longview, Texas corporation under the control and 52.5 percent ownership of B. Keith Parker and his spouse, Paula Parker, who are officers and directors of our company.

         We acquired our distribution rights to our FIREPOWER 911(TM), FLAMEOUT(TM), STRESSEX(TM), PODER 24(TM) and TRIM-AWAY(TM) products from Moonlighting in exchange for $30,000 and 350,000 shares of our common stock. We pay to Moonlighting a royalty of $0.35 for each one-liter can of FIREPOWER 911(TM), $0.50 for each 16-ounces of FIREPOWER 911(TM) and $0.50 for each gallon of FLAMEOUT(TM). We buy our STRESSEX(TM), PODER 24(TM) and TRIM-AWAY(TM) products from Moonlighting (which does not itself manufacture these products), which marks up the price of these products to us approximately 37 percent over its own cost.

            Because both our company and Moonlighting are under the common direction and control of B. Keith Parker and his spouse, Paula Parker, there can be no assurance that negotiations between the two companies concerning the pricing of the STRESSEX(TM), PODER 24(TM) and TRIM-AWAY(TM) products we buy from Moonlighting or concerning other matters will, or can be, conducted in an arm's-length manner or that the result of such negotiations will be as advantageous to us as they could have been had the two companies not been under common control.

         4. OUR SUCCESS MAY DEPEND ON OUR ABILITY TO RETAIN KEY PERSONNEL.

            We are reliant on the continued services of several key personnel, and the loss of any of them could have a materially adverse effect on the future operations of the company. These persons are B. Keith Parker, chief executive officer of Summit Technologies; Don Hendon, president, chief financial officer and treasurer, and Paula Parker, vice president and corporate secretary. There can be no assurance that the loss of key personnel will not materially and adversely affect our operations and, particularly, our expansion. See "Management Information - Directors, Executive Officers and Significant Employees."

         5. SHOULD A CHANGE IN MANAGEMENT SEEM NECESSARY, IT WILL BE DIFFICULT FOR THE NON-MANAGEMENT SHAREHOLDERS TO DO THIS.

            The company's officers and directors and their affiliates own approximately 26.6 percent of the common stock of the company and thereby may be able to determine the outcome of any vote affecting the control of the company.

         6. WE DO NOT INTEND TO PAY DIVIDENDS.

            For the foreseeable future it is anticipated that any earnings which may be generated from operations of the company will be used to finance the growth of our company, and cash dividends will not be paid to holders of the common stock.

         7. WE INDEMNIFY MOST ACTS OF OUR OFFICERS AND DIRECTORS.

            Pursuant to the Texas General Corporation Act, under most circumstances the company's officers and directors may not be held liable to the company or its shareholders for errors in judgment or other acts or omissions in the conduct of the company's business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance.

                                USE OF PROCEEDS

         All proceeds from the sale of the 4,321,000 shares of common stock offered herein will go to the selling security holders for their own personal use after the payment of any brokerage commissions.

                        DETERMINATION OF OFFERING PRICES

         Each of the selling security holders proposes to sell the shares offered herein primarily through broker-dealers at prevailing market prices. They may also offer the securities in private transactions at negotiated prices.

                          THE SELLING SECURITY HOLDERS

         There are 70 selling security holders of the 4,321,000 shares of common stock of Summit offered hereby.There are 70 selling security holders of the 4,321,000 shares of common stock of Summit offered hereby.There are 70 selling security holders of the 4,321,000 shares of common stock of Summit offered hereby.There are 70 selling security holders of the 4,321,000 shares of common stock of Summit offered hereby.There are 70 selling security holders of the 4,321,000 shares of common stock of Summit offered hereby.

         Of the selling security holders, the following have had positions, offices or other material relationships within the past three years with Summit Environmental Corporation or any of its predecessors or affiliates:


         Patrick Ty Bishop was a director of Summit Environmental during the period from its inception to April 28, 1999.

         Dean Hawes is a director of Summit Environmental.

         Albert L. Welsh was the sole director and officer of Summit Environmental from the time of its incorporation on February 28, 1998 until December 2, 1998, when it merged with Summit Technologies, Inc.

         BioGenesis Enterprises, Inc. is affiliated with Summit Environmental through Mohsen Amiran, who is a director of both companies. BioGenesis is under the control of Dr. Amiran, the inventor of Summit Environmental's fire suppressant and industrial cleaner products. Dr. Amiran serves as a research and development advisor to the board of directors of Summit Environmental.

         Each selling security holder's ownership of the company's common stock, both before and after the offering, is as follows:

                                             AMOUNT OF COMMON STOCK
                                    ----------------------------------------  PERCENTAGE OF CLASS
                                                                OWNED AFTER       TO BE OWNED
SELLING                                             AMOUNT        OFFERING      AFTER OFFERING
SECURITY HOLDER                     OWNED NOW      OFFERED      IS COMPLETE       IS COMPLETE
---------------                     ---------      -------      ------------  -------------------
Adair, Donald K.                     25,000         10,000         15,000             0.1
Adams, John E. and
   N. Kaye                           62,287         30,000         32,287             0.3
Allen, Valerie G.                    40,000         40,000              0               0
Bailey, Gary                        426,000        388,000         38,000             0.3
Bailey, Leta                         20,000         20,000              0               0
Bailey, Susan K.                     50,000         50,000              0               0
Biogenesis Enterprises, Inc.        804,950        804,950              0               0
Bishop, Joleta                       30,000         30,000              0               0
Bishop, Patrick Ty                  140,000        140,000              0               0
Boatright Irrevocable Trust          20,000         20,000              0               0
Bowey, J. Douglas                   100,000        100,000              0               0
Bridge Gap Communications            10,000         10,000              0               0
Burdick, Michael D.                  20,000         20,000              0               0
Caribbean Financial Ventures        300,000        300,000              0               0
Carry, Shawn                         20,000         20,000              0               0
Comer, Patrick                       50,000         50,000              0               0
Crowley, Cory                        20,000         20,000              0               0
Dan l Boone Construction,
   Inc.                              20,000         20,000              0               0
Dehoust, Joe                         45,100         45,100              0               0
Dixon, William L.                    60,000         50,000         10,000             0.1
Fernadez, Kent                       80,000         80,000              0               0
First Trust Corporation TTEE
   Wilton Dennis Stripling          150,000        150,000              0               0
Fowler, Sandra                       40,000         40,000              0               0
Garret, Raymond                     156,000        156,000              0               0

                                             AMOUNT OF COMMON STOCK
                                    ----------------------------------------   PERCENTAGE OF CLASS
                                                                OWNED AFTER       TO BE OWNED
SELLING                                             AMOUNT        OFFERING      AFTER OFFERING
SECURITY HOLDER                     OWNED NOW      OFFERED      IS COMPLETE       IS COMPLETE
---------------                     ---------      -------      ------------  -------------------
Gerstein, Rachel L.                  40,000         40,000              0               0
Ghaffari, Scott                      20,000         20,000              0               0
Gilpin, Wes                           5,000          5,000              0               0
Graff, Ann                            8,000          8,000              0               0
Haws, Dean, Jr.                      42,900         42,900              0               0
Hoffman, Joseph                     160,000        160,000              0               0
Hok, Jennifer                        10,000         10,000              0               0
Hok, Timothy                         20,000         20,000              0               0
Huntsman, Ralph                      40,000         40,000              0               0
Hurlburt, Mary                        3,000          3,000              0               0
Jackson, Tommy                       30,000         30,000              0               0
Kertes, Peter                       200,000        200,000              0               0
Kertes, Renee                        50,000         50,000              0               0
Ketchum, Kelly                       20,000         20,000              0               0
Klein, Richard E.                    20,000         20,000              0               0
Lanford, William E., II              20,000         20,000              0               0
Lee, Everett                         20,000         20,000              0               0
Lee, John                            70,000         70,000              0               0
Lee, Josephine L.                    20,000         20,000              0               0
Lejeune, James L.                    20,000         20,000              0               0
Lejeune, James Troy                  20,000         20,000              0               0
Lindsey, Darin                       30,000         30,000              0               0
Loveless, Kirk & Susan               20,000         20,000              0               0
Morvan, Sherry                       20,000         20,000              0               0
Nutt, Rowdy                          20,000         20,000              0               0
Phillips, Rebecca A.                 20,000         20,000              0               0
Phillips, Robert V. and
   Cecilia                           10,000         10,000              0               0
Reid, Ursula T.                      40,000         40,000              0               0
Richards, Lee                        40,000         40,000              0               0
Ritter, Todd                         30,000         30,000              0               0
Scannell, Gregg                      20,000         20,000              0               0
Schmidt, Dorothy                     60,000         40,000         20,000             0.2
Schucany, William R.                 20,000         20,000              0               0
Severson, Jim                         5,000          5,000              0               0
Shea, Susan L.                       10,000         10,000              0               0
Skinner, Mark                         4,050          4,050              0               0
Sosa, Chris A.                       28,000         28,000              0               0
Speranza, George                    100,000        100,000              0               0
Stripling, Dr. Lyndel               100,000        100,000              0               0
Stripling, Wilton Dennis II          20,000         20,000              0               0
Talley, John                         25,000         25,000              0               0
Turner, Eddie                         1,000          1,000              0               0
Turner, Gale                        100,000        100,000              0               0
Welsh, Albert L.                     96,300         60,000         36,300             0.3
Williams, Don                         5,000          5,000              0               0
Willingham, W. W., III              100,000        100,000              0               0
Wilson, Paul                         20,000         20,000              0               0

                              PLAN OF DISTRIBUTION

         Each of the selling security holders may effect sales from time to time in transactions in the over-the-counter market at market prices prevailing at the time of sale or in negotiated transactions at negotiated prices. Sales could be made at fixed prices which each could change.

         Each of the selling security holders may effect such transactions by selling the securities directly to a purchaser, through broker-dealers acting as agents or to broker-dealers who may purchase the securities as principals and thereafter sell the securities from time to time in the over-the-counter market, in negotiated transactions or otherwise. Such broker-dealers, if any, may receive compensation in the form of discounts, concessions or commissions from the selling security holders or the purchaser for whom such broker-dealers may act as agents or to whom they may sell as principals (which compensation as to a particular broker-dealer may be in excess of customary commissions).

         The selling security holders and broker-dealers, if any, acting in connection with any such sale might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commission received by them and any profit on the resale of the securities might be deemed to be underwriting discounts and commissions under the Securities Act.

         With respect to the plan of distribution for the sale by the selling security holders as stated above,

         o to the extent that the securities are sold at a fixed price or by option at a price other than the prevailing market price, such price would need to be set forth in this Prospectus;

         o if the securities are sold in block transactions and the purchaser wishes to resell the securities purchased, such arrangements would need to be described in this Prospectus; and

         o if the compensation paid to broker-dealers is other than usual and customary discounts, concessions or commissions, disclosure of the terms of the transaction in this Prospectus would be required.

         The company has been advised that the selling security holders understand the prospectus delivery requirements for sales made pursuant to this Prospectus and that, if there are changes to the stated plan of distribution or if additional information as noted above is needed, a post-effective amendment with current information would need to be filed before offers are made and no sales could occur until such amendment is declared effective.

                           DESCRIPTION OF SECURITIES

         The company is authorized to issue 40 million shares of Common Stock, $0.001 par value and 10 million shares of Preferred Stock, $0.001 par value. The presently outstanding 12,043,494 shares of Common Stock are fully paid and nonassessable.

COMMON STOCK

         VOTING RIGHTS. Holders of shares of Common Stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of Common Stock do not have cumulative voting rights, which means that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the Board of Directors can elect all members of the Board of Directors.

         DIVIDEND RIGHTS. Holders of record of shares of Common Stock are entitled to receive dividends when and if declared by the Board of Directors out of funds of the company legally available therefor.

         LIQUIDATION RIGHTS. Upon any liquidation, dissolution or winding up of the company, holders of shares of Common Stock are entitled to receive pro rata all of the assets of the company available for distribution to shareholders after distributions are made to the holders of the company's Preferred Stock.

         PREEMPTIVE RIGHTS. Holders of Common Stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the company.

         REGISTRAR AND TRANSFER AGENT. The company's registrar and transfer agent is Securities Transfer Corporation, 2591 Dallas Parkway, Suite 102, Frisco, TX 75034.

         DISSENTERS' RIGHTS. Under current Texas law, a shareholder is afforded dissenters' rights which, if properly exercised, may require the company to purchase his shares. Dissenters' rights commonly arise in extraordinary transactions such as mergers, consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the company's certificate of incorporation.

PREFERRED STOCK

         The company is also authorized to issue 10 million shares of Preferred Stock, $0.001 par value. No shares of Preferred Stock have been issued.

         The Preferred Stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.

         There are no provisions in the company's charter or bylaws that would delay, defer or prevent a change in control of the company.

                     INTEREST OF NAMED EXPERTS AND COUNSEL

         Thomas J. Kenan is named in the Registration Statement of which this Prospectus is a part as having given an opinion on the validity of the securities offered herein. Mr. Kenan owns 55,501 shares of common stock of the Company. His spouse, Marilyn C. Kenan, is the trustee and sole beneficiary of the Marilyn C. Kenan Trust, which is the record owner of 55,119 shares of common stock of the company. Mr. Kenan disavows any beneficial interest in the shares owned of record by such trust.

                                INDEMNIFICATION

         Under Texas corporation law, a corporation is authorized to indemnify officers, directors, employees and agents who are parties or threatened to be made parties to any civil, criminal, administrative or investigative suit or proceeding by reason of the fact that they are or were a director, officer, employee or agent of the corporation or are or were acting in the same capacity for another entity at the request of the corporation. Such indemnification includes reasonable expenses (including attorneys' fees), judgments, fines and amounts paid in settlement if they acted in good faith and in a manner reasonably believed to be in or not opposed to the best interests of the corporation.

         With respect to any criminal action or proceeding, these same indemnification authorizations apply if these persons had no reasonable cause to believe their conduct was unlawful.

         In the case of any action by the corporation against such persons, the corporation is authorized to provide similar indemnification, but if any such persons should be adjudged to be liable for negligence or misconduct in the performance of duties to the corporation, the court conducting the proceeding must determine that such persons are nevertheless fairly and reasonably entitled to indemnification.

         To the extent any such persons are successful on the merits in defense of any such action, suit or proceeding, Texas law provides that they shall be indemnified against reasonable expenses, including attorney fees. A corporation is authorized to advance anticipated expenses for such suits or proceedings upon an undertaking by the person to whom such advance is made to repay such advances if it is ultimately determined that such person is not entitled to be indemnified by the corporation.

         Indemnification and payment of expenses provided by Texas law are not deemed exclusive of any other rights by which an officer, director, employee or agent may seek indemnification or payment of expenses or may be entitled to under any bylaw, agreement, or vote of stockholders or disinterested directors. In such regard, a Texas corporation may purchase and maintain liability insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation.

         As a result of such corporation law, Summit may, at some future time, be legally obligated to pay judgments (including amounts paid in settlement) and expenses in regard to civil or criminal suits or proceedings brought against one or more of its officers, directors, employees or agents, as such.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

               INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

         We incorporate by reference into this prospectus the following documents that have been filed with the Securities and Exchange Commission:

         o Our latest annual report on Form 10-KSB for our fiscal year ended December 31, 1999, which report contains financial statements for our fiscal year ended December 31, 1999, and

         o Our Form 10-QSB quarterly report which contains interim financial statements for our fiscal quarter ended March 31, 2000.

We also incorporate by reference all other documents that we may subsequently file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering.

         We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, a copy of any or all of the information that has been incorporated by reference in this prospectus but not delivered with the prospectus. In this regard,

         o we will provide this information upon either written or oral request,

         o we will provide this information at no cost to the requester, and

         o        any request for this information must be made to Valerie
                  Allen of our office at telephone number 1-800-522-7841 or addressed to her at Summit Environmental Corporation, Inc., 414 East Loop 281, Suite 7, Longview, Texas 75605.

REPORTS TO SECURITY HOLDERS

         We file reports with the Securities and Exchange Commission. These reports are annual 10-KSB, quarterly 10-QSB and periodic 8-K reports. We will furnish stockholders with annual reports containing financial statements audited by independent public or certified accountants and such other periodic reports as we may deem appropriate or as required by law. The public may read and copy any materials we file with the SEC at the Public Reference Room of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. Summit is an electronic filer, and the SEC maintains an Internet Web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. The address of such site is http://www.sec.gov.

                                MATERIAL CHANGES

         There are several developments in our business that have occurred since the end of 1999 that have not been described in a report on Form 10-QSB or Form 8-K, filed with the Commission. To place these developments into context, the following are updated versions of our "Overview" and "Outlook" sections of our "Management's Discussion and Analysis of Financial Condition and Results of Operations" of our Form 10-KSB for the fiscal year ended December 31, 1999, which Form 10-KSB is incorporated by reference into this prospectus.

         OVERVIEW

         We completed in 1999 a successful year in establishing marketing venues. Our strategy is to market the company's products primarily through strategic alliances.

         Several such alliances have been formed with the theme of establishing a sound retail pricing structure for FIREPOWER 911(TM). Early on (July 1998 to March 1999), we were successful in getting FIREPOWER 911(TM) approved by Wal-Mart on a regional basis, first, and then elevated to full category status. Existing purchase orders were in hand.

         However, management was not comfortable on issues such as the terms for continuing fulfillment, insufficient timing for completion of orders based on manufacturing criteria unique to FIREPOWER 911(TM), and the possibility of delayed payments regardless of contractual terms. When the discounting of FIREPOWER 911(TM) was taken into consideration, management was not willing to jeopardize long term success for short-term gain. Therefore, we developed an agenda to first introduce FIREPOWER 911(TM) through marketing venues where discount pricing was not the primary negotiating factor.

         The marketing venues that were developed were retail grocery stores, convenience stores, catalogues, e-commerce, direct response television spots, and infomercials. By the end of 1999, we had positioned FIREPOWER 911(TM) in areas that met our criteria for establishing a retail pricing structure. Through Convenience Service Group, our strategic alliance partner for retail grocery and convenience stores marketing, a successful test market was kicked off in Texas just prior to Christmas 1999. FIREPOWER 911(TM) was introduced into this market through Tom Thumb Supermarkets in the Dallas-Fort Worth, Texas area, Randall's Supermarkets in Houston, Texas and through United Supermarkets in Midland, Odessa, Lubbock and Amarillo, Texas. A 60-second directed television ad was introduced on the CBS and Fox Network affiliates in these cities, directing viewers to the local stores. Convenience Service Group's president is Dale Fowler, a past president of Core-Mark. Core-Mark places products in 47,000 convenience stores in the Western section of the United States. Dale has 32 years experience in non-food products distribution in the convenience and grocery store industry.

         During November 1999, we presented FIREPOWER 911(TM) to buyers at the Advantage Buyers Program Meeting for Grocery Supply Company. Grocery Supply Company is based in Sulphur Springs, Texas with additional warehouses in San Antonio, Oklahoma City and Kansas City. They provide products to 12,000 stores. The initial order to the stores represented at the Advantage meeting was shipped in January 2000. Additional regional product introductions were made in New Mexico, Arkansas, Louisiana and Utah during the first half of 2000.

         In an effort to align the retailing efforts for FIREPOWER 911(TM) and additional retail products, we hired Tracy Fowler in December 1999 to begin as Vice-President of Marketing for retail sales effective January 3, 2000. Tracy came to our company after serving ten years as the head buyer for the largest of the Core-Mark regional distribution centers, based in Salt Lake City.

         To further build a stable pricing base for FIREPOWER 911(TM), through one of our brokers we obtained product approval for FIREPOWER 911(TM) to appear in the Amway Spring-Summer 2000 gift catalog and in Healthy Living Catalogs. Healthy Living is a publication directed to households where there is either a confined person on the premises or someone disabled in the home.

         In the area of e-commerce, we created a website for FIREPOWER 911(TM), www.FirePower911.com. This website was linked to www.worldmall.com, a virtual mall on the Internet, which links to approximately 1300 search engines.

         In addition, we committed to an exclusive agreement with Adatom, the world's largest Internet shopping site, www.adatom.com. In the Spring of 2000, FIREPOWER 911(TM) became the "product of the day" for Adatom on a regular rotating basis. Exposure is a key to e-commerce, and Adatom's treaties produce over 50,000,000 hits on its website annually.

         We entered into an agreement with United Telemedia for a sixty-day test market for FIREPOWER 911(TM). This initiative is designed to establish the criteria for a 30-minute infomercial for FIREPOWER 911(TM). The test program consists of 2000 scheduled airings of a 60-second commercial produced for the company. This advertising campaign began March 2, 2000 and will air in selected cities for the test market.

         In 1999 an agreement was executed with a strategic alliance partner, International Aero, Inc. International Aero is the world's largest reconfiguration company for commercial aircraft. Our company and International Aero began working on the minimum performance standards requirements established by the Federal Aviation Agency during 1999. Heretofore, the handheld fire extinguishers on board all commercial aircraft contained Halon 1211. The Geneva Peace Conference banning of Halon 1211 included a catastrophic exposure clause called Mission Critical that allowed the airline industry an extension of time before these extinguishers faced mandated replacement. The testing protocol for selecting the replacement agent has been published by the FAA. FLAMEOUT(TM) meets all of the technical criteria required by the performance standards. During early 2000, the actual field tests of FLAMEOUT(TM) on jet fuel and heptane were conducted. Initial tests have demonstrated extraordinary performance.

         International Aero's distribution rights extend to the aviation industry, the United States Military, and the United States Gulf Coast petroleum industry. In conjunction with the research department at International Aero, we are developing an alternative to another fire-fighting agent, AFFF. AFFF, used primarily for petroleum fires, is a known cancer-causing agent. Our intent with International Aero is to develop a non-toxic, non-corrosive, biodegradable alternative for AFFF. The new product will be tested for performance by the United States Navy aircraft carrier fleet.

         We have developed a non-toxic, biodegradable turbine cleaner for use on jet engines. In only fifteen minutes, ULTIMATE CLEAN 668(TM) can remove enough residue from jet engine blades that the next flight would experience enough fuel savings to pay for the expense of the cleaning. The cleaning of the engines on planes is required as regular periodic maintenance. When fuel savings are considered, this means savings for the airlines. Currently used products produce a run-off residue with contamination by metal particles that find their way into the ground water. The first in a series of required tests began in November 1999, for the purpose of establishing ULTIMATE CLEAN 668(TM) as non-corrosive regarding eight different metals. With the completion of the corrosive metals tests, actual onboard tests will begin in order for our company to obtain a military specification number for ULTIMATE CLEAN 668(TM).

         Initial sales of ULTIMATE CLEAN 668(TM) have already begun with

Solar Turbines. Solar manufactures low horsepower jet engines that provide power for remote areas such as offshore platforms and pipelines. ULTIMATE CLEAN 668(TM) was specified by Solar during 1999.

         Through our South American alliance partner, we submitted material, product, and previous certifications to the authorities in Chile and Argentina in order to obtain the appropriate approvals and ratings with each country. Our existing certifications on both FIREPOWER 911(TM) and FLAMEOUT(TM) have been accepted. During January 2000, the actual state fire department tests took place.

         In the Japanese, Hong Kong and Singapore markets, we have submitted the same testing and certification documentation to authorities for each country's government. Agencies' preliminary approvals have been received. We will have to fill product orders to Japanese specifications, which are different than the procedures used currently. It is anticipated that the company will soon receive an initial product order for test marketing purposes.

         OUTLOOK

         The statements made in this Outlook are based on current plans and expectations. These statements are forward looking, and actual results may vary considerably from those that are planned.

         We believe that, with the approval, listing and rating of FIREPOWER 911(TM) as a fire extinguisher, a niche market can be created. This is supported by actions taken by the USEPA, which has been mentioned previously, and actions of the Connecticut State Fire Marshall's Office and the California State Fire Marshall's Office.

         The formula for FIREPOWER 911(TM) and FLAMEOUT(TM) is one of only a few suppressing agents certified by the EPA as a replacement for the globally banned fire agent, Halon 1211. Initially, the Connecticut State Fire Marshall's Office notified the company that our aerosol fire suppressant, FIREPOWER 911(TM), was to be removed from the shelves of Home Depot, because it was not listed and rated as a fire extinguisher. All other aerosol can products representing that they were fire extinguishers were also to receive the same notification. While we were not marketing FIREPOWER 911(TM) as a fire extinguisher at that time, the other aerosol fire suppressors subject to this action were touting their products to be fire extinguishers.

         Due to the capabilities of FLAMEOUT(TM), we applied for the minimum fire extinguisher rating in order to establish FIREPOWER 911(TM) as a fire extinguisher and satisfy the State Fire Codes. The specific fire code is ANSI/UL8 and ANSI/UL711, set forth in the NFPA Standard 10. NFPA 10 establishes the requirements for listing and rating portable fire extinguishers.

         In February 1999, we completed the listing and rating requirements, placing FIREPOWER 911(TM) in a class of its own, the only listed and rated fire extinguisher in an aerosol can available in the global marketplace. In March 1999, we received a letter from the Connecticut State Fire Marshall's Office certifying that our FIREPOWER 911(TM) had satisfied its fire code requirements.

         The California State Fire Marshall's Office notified us in July 1999 that California had a unique legislative requirement in addition to the NFPA and ANSI/UL standards for portable fire extinguishers. This is a new area, termed Non-Halon Certification, and means that any portable fire extinguisher whose marketing intent is directed to the residential and individual use market must contain a formula that has been certified as Non-Halon. FLAMEOUT(TM) is the first of seven permanent listed and certified replacements for Halon 1211. It is the only product that can meet this requirement due to the type of approval for FLAMEOUT(TM). The approval is for residential as well as commercial use. All other products are approved for commercial use only. Applied Research Laboratories has completed the application process on our behalf, meeting the California Non-Halon requirements.

         With these requirements, approvals, listings, certifications, and confirmations, we have positioned FIREPOWER 911(TM) to become the only product that can be sold in the retail residential market in California. The completion of this certification will place FIREPOWER 911(TM) as the only product that can survive this process, according to the California State Fire Marshall's Office.

         In other states where Non-Halon certification has not become effective to date, there is still the NFPA 10 requirement that all aerosol cans must be tested, listed, and rated as a fire extinguisher. FIREPOWER 911(TM) is the only product that possesses the validated listing and rating for an aerosol fire extinguisher.

         We spent all of 1999 preparing, submitting and obtaining these direct and crucial marketing positions. The concepts for marketing, now that strategic positioning has been accomplished, are discussed in Management's Discussion and Analysis.

         Our negotiations with International Aero have resulted in an exclusive distribution agreement for the aviation industry and the military that was executed in January, 1999. During 2000, FLAMEOUT(TM) will be submitted by International Aero as the agent to replace Halon in the onboard handheld fire extinguishers. In March 1999, the Federal Aviation Agency published the Minimum Performance Standards, which is the requirement guideline for finding the selected firefighting agent to qualify for this mandatory replacement.

         Two major criteria for the selected agent are that the agent must be an EPA-SNAP certified replacement for Halon 1211, and the agent must possess near zero toxicity levels.

         FLAMEOUT(TM) meets both these requirements. We have previously discussed the EPA issues surrounding FLAMEOUT(TM). Additionally, FLAMEOUT(TM) has an HMIS reactivity rating of 0-0-0-B, certifying that it is a non-toxic agent.

         FLAMEOUT(TM) was demonstrated April 11-13, 2000 in Wisconsin, at the NFPA 18 fire suppressant testing meeting. This event began the exposure of FLAMEOUT(TM) in the upper echelons of firefighting products worldwide.

         International marketing agreements were negotiated and executed during 1999. A key element of these agreements is a revenue sharing clause that provides that we will share in any profit from the tools, devices or mechanisms into which FLAMEOUT(TM) is introduced for resale. Global agreements reached during 1999 included Australia, New Zealand, Hong Kong, Singapore, Japan, England and the European Union, the Dominican Republic, Brazil, Argentina, Chile, Peru, Ecuador, Paraguay, Uruguay, Puerto Rico, Venezuela, Columbia, Bolivia and Mexico. We spent all of 1999 assisting our distributor partners with necessary testing, listing, ratings and certification in order to complete the registration process in each of these countries.

         We recently entered into a limited liability partnership with Kerst Houweling Holdings of Nijerk, Netherlands for the purpose of marketing our fire suppressant products in the European Union, the United Arab Emirates and several eastern Europe countries. Our partner is already established as a fire products sales company in these countries. We will be allocated 40 percent of the income, gains, expenses and losses of the partnership.

         The partnership, named Summit Environmental Europe BV, has entered into a revenue sharing agreement with Jockel Manufacturing Co. of Germany. Jockel is the largest fire extinguisher manufacturer in Europe. The partnership will sell our FLAMEOUT(TM) to Jockel for it to use to fill fire extinguishers. The partnership will receive 25 percent of the sales of Jockel fire extinguishers that are filled with FLAMEOUT(TM).

         The company's future results of operations and the other forward-looking statements contained in this Outlook involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: inability of the company to obtain needed additional capital, loss of personnel - particularly chief executive officer B. Keith Parker - as a result of accident or for health reasons, interruptions in the supply of inventory from manufacturers of the inventory, the development of a competing fire suppressant by a well-capitalized competitor that either is able to develop a new product with the same attributes as the company's fire suppressant or is able to discover the additives to the company's fire suppressant that give it its unique and superior qualities, and an accident involving life or serious bodily harm that fairly or unfairly would bring into question the safety of using the company's fire suppressant products.

                                 LEGAL MATTERS

         Thomas J. Kenan, Esq., of Oklahoma City, Oklahoma has passed and will pass on certain legal matters for the company in connection with the offer, sale and issuance of the shares offered herein.

                PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The estimated expenses of this offering, other than brokers' commissions, are as follows:

                                                     Estimated
                  Item                                Amount
         ---------------------                       ---------
         Registration fees                           $ 5,000
         Transfer agent's fees                         1,500
         Printing                                      7,500
         Legal                                        10,000
         Accounting                                    5,000
         EDGAR provider fees                           3,000
                                                     ---------
                                                     $32,000

         The Registrant will advance all the above expenses and send invoices to each selling security holder for his, her or its proportionate part of the expenses.

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The general corporation law of Texas and the bylaws of the Registrant provide certain indemnification rights for directors, officers and agents of the Registrant. These indemnification provisions are set forth in the Prospectus under "Indemnification."

EXHIBITS

         The following exhibits are filed as part of this Registration
Statement:

Exhibit
Number            Description of Exhibit
-------           ----------------------

5            -    Opinion of Thomas J. Kenan, Esquire, on the
                  legality of the securities being registered.

23           -    Consent of Lane Gorman Trubitt, L.L.P. to be named
                  as an expert in the Registrant's Form 10-KSB for the
                  fiscal year ended December 31, 1999, which is
                  incorporated herein.

23.1         -    Consent of Thomas J. Kenan, Esquire, to the
                  reference to him as an attorney who has passed upon
                  certain information contained in the Registration Statement

ITEM 28.  UNDERTAKINGS

         Summit Environmental Corporation, Inc. will:

         For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering; and

         File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, the company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

         In the event that a claim for indemnification against such liabilities (other than the payment by the company of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Longview, Texas.

Date: July 13, 2000                 SUMMIT ENVIRONMENTAL CORPORATION, INC.


                                    By:  /s/  B. Keith Parker
                                        ---------------------------------------
                                    B. Keith Parker, Chief Executive Officer,
                                    and individually as a Director

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.


Date: July 13, 2000                 By:  /s/ Don Hendon
                                 ----------------------------------------------
                                      Don Hendon, President, Chief Financial
                                      Officer and Principal Accounting Officer,
                                      and Director


Date: July 13, 2000                 /s/ Paula Parker
                                 ----------------------------------------------
                                      Paula Parker, Vice President, Secretary,
                                      and Director


Date: July 13, 2000                 /s/ Dean Hawes
                                 ----------------------------------------------
                                      Dean Hawes, Director

Date: July 14, 2000                 /s/ John Brooks
                                 ----------------------------------------------
                                      John Brooks, Director


Date: July 13, 2000                 /s/ James J. Roach
                                 ----------------------------------------------
                                      James J. Roach, Director


Date: July 11, 2000                 /s/ Mohsen Amiran
                                 ----------------------------------------------
                                      Mohsen Amiran, Director

Date: July 13, 2000                 /s/ Thomas J. Kenan
                                 ----------------------------------------------
                                      Thomas J. Kenan, Director

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER            DESCRIPTION OF EXHIBIT
-------           ----------------------

5            -    Opinion of Thomas J. Kenan, Esquire, on the
                  legality of the securities being registered.

23           -    Consent of Lane Gorman Trubitt, L.L.P. to be named
                  as an expert in the Registrant's Form 10-KSB for the
                  fiscal year ended December 31, 1999, which is
                  incorporated herein.

23.1         -    Consent of Thomas J. Kenan, Esquire, to the
                  reference to him as an attorney who has passed upon
                  certain information contained in the Registration Statement